Exhibit 12

Bank of Hawaii Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

		Nine Months Ended September 30,
(dollars in thousands)		2008		2007
Earnings:
Income Before Provision for Income Taxes		$210,532		$222,332
Add:	Fixed Charges Including Interest on Deposits	102,992		156,129
	Interest on FIN 48 Liabilities	(5,700)		(200)
Total Earnings Including Fixed Charges and Interest on Deposits and Interest on FIN 48 Liabilities		307,824		378,261
Less:	Interest on Deposits	65,439		104,689
	Interest on FIN 48 Liabilities	(5,700)		(200)
Total Earnings Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$248,085		$273,772

Fixed Charges:
Fixed Charges Including Interest on Deposits		$102,992		$156,129
Add:	Interest on FIN 48 Liabilities	(5,700)		(200)
Total Fixed Charges Including Interest on Deposits and Interest on FIN 48 Liabilities		97,292		155,929
Less:	Interest on Deposits	65,439		104,689
	Interest on FIN 48 Liabilities	(5,700)		(200)
Total Fixed Charges Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$37,553		$51,440

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits and Interest on FIN 48 Liabilities		3.2	x	2.4	x
Excluding Interest on Deposits and Interest on FIN 48 Liabilities		6.6	x	5.3	x